Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053
RYDER REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS AND PROVIDES 2011 FORECAST
•	Q4 EPS from Continuing Operations Up 86% to $0.80

•	Q4 Comparable EPS from Continuing Operations Up 59% to $0.65

•	Q4 Total Revenue Up 5%; Operating Revenue Grows 4%

•	Full Year EPS from Continuing Operations Up 46% to $2.37

•	Full Year EPS from Comparable Continuing Operations Up 31% to $2.22

•	Full Year Total Revenue Grows 5%; Operating Revenue Improves 2%

•	2011 Comparable EPS Forecast of $2.80 to $2.90
     MIAMI, February 3, 2011 — Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share from continuing operations for the three-month period ended December 31, 2010 were $0.80, compared with $0.43 in the year-earlier period. Earnings from continuing operations for the fourth quarter of 2010 were $41.5 million, compared with $23.7 million in the year-earlier period. Earnings per diluted share and earnings from continuing operations in the current period included a net benefit of $0.15 and $7.6 million, respectively, related to certain tax benefits, partially offset by restructuring and other items. Earnings per diluted share and earnings from continuing operations in the year-earlier period included a net benefit of $0.02 and $1.5 million, respectively, related to changes in Canadian income tax laws, partially offset by restructuring and other items. For the fourth quarter of 2010, excluding these items, comparable earnings per diluted share from continuing operations were $0.65, up 59% from $0.41 in the year-earlier period, and comparable earnings from continuing operations of $33.8 million increased 52% from $22.2 million in the year-earlier period. The improvement in earnings reflects the impact of significantly stronger results in the Company’s Fleet Management Solutions (FMS) business segment, driven primarily by better commercial rental performance and used vehicle sales results. These increases were partially offset by lower full service lease performance resulting from higher maintenance costs due to fleet aging and the cumulative impact of customer fleet reductions. Fourth quarter 2010 results also included a $1.5 million pension settlement charge, spread equally between the FMS and SCS business segments. Earnings per diluted share growth exceeded earnings growth due to the impact of previously announced share repurchase programs.
     Total revenue from continuing operations for the fourth quarter of 2010 was $1.31 billion, up 5% from $1.25 billion in the same period in the prior year. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) from continuing operations of $1.06 billion, rose 4% from $1.02 billion in the year-earlier period. FMS business segment total revenue improved 5% due primarily to higher commercial rental revenue and fuel services revenue passed through to customers. FMS operating revenue grew 4% due to higher commercial rental revenue, partially offset by lower full service lease revenue reflecting the impact of customer fleet downsizing. In the Company’s Supply Chain Solutions (SCS) business segment, total revenue increased 8% due to higher subcontracted transportation and operating revenue. SCS operating revenue rose 4% due to improved high-tech and automotive volumes, and new business. DCC business segment total revenue grew 2% and operating revenue grew 5% reflecting the pass-through of higher fuel costs and new business.
     In 2009, the Company discontinued SCS operations in South America and Europe. Accordingly, results of these operations are reported as discontinued operations for all periods presented. Earnings per diluted share from discontinued operations totaled a loss of $0.08 in the fourth quarter of 2010 compared with a loss of $0.28 in the same period of the prior year.
     Net earnings per diluted share, including discontinued operations, for the three-month period ended December 31, 2010 were $0.72 versus $0.15 in the year-earlier period. Net earnings for the fourth quarter of 2010 were $37.1 million versus $8.2 million in the year-earlier period.
     Commenting on the Company’s performance, Ryder Chairman and CEO Greg Swienton said, “In view of our measurable performance across many areas, 2010 was a very successful year for Ryder. In what was an uneven, slow economic recovery, we achieved revenue growth and very good earnings leverage, including a 24% increase in comparable earnings. Our steady progress throughout the year, culminating in a particularly strong fourth quarter, helped us deliver total shareholder returns of 31% during 2010, more than double the performance of the S&P 500 during that same period.

     “In the fourth quarter, in Fleet Management Solutions, our commercial rental performance continued to improve and command much better pricing due to rising demand in the overall marketplace. Used vehicle sales results improved in the quarter because of better pricing, stemming from a lower supply of vehicles for sale in the marketplace and higher demand. Our full service lease product line continued to improve in miles driven per vehicle; however, customers still remain cautious on entering long-term leases.
     “Our Supply Chain Solutions business delivered solid margins in the fourth quarter, with particularly strong results from our high-tech accounts. Operating revenue in both Supply Chain Solutions and Dedicated Contract Carriage grew due to both volume increases and new business.
     “Our solid balance sheet and strong cash flow enabled us to announce several strategic acquisitions in the fourth quarter which will help grow and expand capabilities in all three reporting business segments. We also continued to increase shareholder value by repurchasing shares under the previously announced stock buyback programs during the quarter.
     “In view of these factors, even in what is likely to be a gradual economic recovery, Ryder enters 2011 very well positioned to profitably accelerate growth in our business.”
Full-Year 2010 Operating Results
     Total revenue from continuing operations for the full-year 2010 was $5.14 billion, up 5% from $4.89 billion in the same period of 2009. Operating revenue from continuing operations for the full-year 2010 was $4.16 billion, up 2% from $4.06 billion in 2009.
     Ryder’s 2010 earnings from continuing operations were $124.6 million, compared with $90.1 million in the year-earlier period. Earnings per diluted share from continuing operations were $2.37 for 2010, up 46% versus $1.62 for the same period of 2009. Comparable 2010 earnings from continuing operations were $117.0 million, an improvement of 24% from $94.6 million in the same period of 2009. Comparable earnings per diluted share from continuing operations of $2.22 rose 31% from $1.70 in the year-earlier period. Comparable earnings and earnings per share from continuing operations excluded restructuring and other items, and certain tax benefits in both 2010 and 2009.
     Ryder’s 2010 net earnings, including discontinued operations, were $118.2 million, up 91% compared with $61.9 million in the year-earlier period. Earnings per diluted share were $2.25 for 2010, an improvement of 103% from $1.11 in the same period of 2009.

Fourth Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT) from continuing operations, allocates Central Support Services to each business segment and excludes restructuring and other items.
Fleet Management Solutions
     In the FMS business segment, total revenue in the fourth quarter of 2010 was $948.1 million, up 5% compared with the year-earlier period. Fuel services revenue in the fourth quarter of 2010 increased 10%, compared with the same period in 2009 due to higher fuel costs. Operating revenue (revenue excluding fuel) in the fourth quarter of 2010 was $726.3 million, up 4% compared with the year-earlier period. Contractual revenue, which includes full service lease and contract maintenance, decreased 2% in the fourth quarter of 2010 because of the cumulative impact of customer fleet downsizing. Commercial rental revenue grew 31% reflecting improving global market demand and higher pricing. Rental power fleet utilization improved 550 basis points, to 78% in the fourth quarter of 2010.
     The FMS business segment’s NBT was $49.5 million in the fourth quarter of 2010, up 55% from $31.9 million in the same period of 2009. This increase reflected significantly better commercial rental performance, improved used vehicle sales results and lower retirement plans expense. These items were partially offset by lower full service lease results, higher compensation, and investments in sales and information technology initiatives. Commercial rental performance improved as a result of increased market demand and higher pricing. Used vehicle sales results were favorably impacted by higher pricing, as well as lower average quarterly inventory levels compared with the prior-year period. Used vehicle sales results benefited from a lower supply of vehicles in the overall marketplace. As expected, retirement plans expense decreased in the fourth quarter of 2010 primarily due to better investment performance in 2009 versus 2008. Full service lease results continued to be adversely impacted by higher maintenance costs on a relatively older fleet, as well as the cumulative effects of the long-term economic downturn, which resulted in downsizing of customer fleets. Lease mileage comparisons improved reflecting increased usage of existing customer leased fleets. Business segment NBT as a percentage of operating revenue was 6.8% in the fourth quarter of 2010, up

220 basis points compared with 4.6% in the same quarter a year ago.
Supply Chain Solutions
     In the SCS business segment, fourth quarter 2010 total revenue was $325.1 million, up 8% due to higher subcontracted transportation and better operating revenue. Fourth quarter 2010 operating revenue (revenue excluding subcontracted transportation) was $258.3 million, an increase of 4% from the comparable period a year ago. SCS total and operating revenue comparisons benefited from improved high-tech and automotive volumes and new business.
     The SCS business segment’s NBT of $12.3 million in the fourth quarter of 2010, rose 5% from $11.7 million in the same quarter of 2009. Business segment earnings benefited from better operating performance particularly in high-tech accounts and were partially offset by higher compensation and pension expenses. Fourth quarter 2010 NBT for the business segment as a percentage of operating revenue was 4.8%, up 10 basis points from 4.7% in the same quarter of 2009.
Dedicated Contract Carriage
     In the DCC business segment, fourth quarter 2010 total revenue of $121.8 million, improved 2% compared with the fourth quarter of 2009. Operating revenue (revenue excluding subcontracted transportation) in the fourth quarter of 2010 was $119.3 million, an increase of 5% from the year-earlier period. Total revenue and operating revenue grew due to the pass-through of higher fuel costs, and new business.
     The DCC business segment’s NBT in the fourth quarter of 2010 was $6.5 million, down 6% compared with $6.9 million in the fourth quarter of 2009, due to higher driver costs. Business segment NBT as a percentage of operating revenue was 5.5% in the fourth quarter of 2010, declined 60 basis points from 6.1% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments. In the fourth quarter of 2010, CSS costs were $48.0 million, compared with $45.5 million in the year-earlier period, primarily reflecting higher compensation costs and information technology investments.
Restructuring and Other Items
     Pre-tax restructuring and other items from continuing operations in the fourth quarter of 2010 totaled $3.2 million (also $3.2 million after tax), or $0.06 per diluted share. The charge included costs incurred on the acquisition of Total Logistic Control in December 2010, partially offset by a gain on the sale of an international supply chain facility. In the fourth quarter of 2009, Ryder recognized an impairment charge of $2.7 million (also $2.7 million after tax), or $0.05 per diluted share, related to this facility.
Income Taxes
     The Company’s effective income tax rate from continuing operations for the fourth quarter of 2010 was 16.4% of pre-tax earnings, compared with 25.6% in the year-earlier period. The current period income tax rate reflects a benefit of $10.8 million (21.7% of pre-tax earnings), or $0.21 per diluted share, related to the favorable settlement of prior tax years as well as the expiration of a statute of limitations. The prior period income tax rate reflects a benefit of $4.1 million (12.9% of pre-tax earnings), or $0.07 per diluted share, from the impact of income tax rate changes in Canada.
Capital Expenditures
     As planned, capital expenditures from continuing operations were $1.09 billion for 2010, compared with $611.4 million in the same period of 2009. The increase in capital expenditures particularly reflects higher commercial rental spending to refresh and appropriately grow the rental fleet. Net capital expenditures (including proceeds from the sale of assets) were $853.0 million for 2010, up from $395.8 million in the same period of 2009.
Cash Flow
     Operating cash flow from continuing operations in 2010 was $1.03 billion, up 4% from the same period of 2009, primarily due to changes in working capital. Total cash generated

(including proceeds from used vehicle sales) from continuing operations in 2010 was $1.33 billion, up 5% from $1.27 billion in the same period of 2009. Free cash flow from continuing operations in 2010 was $257.6 million, down 58% from $614.1 million in the same period of 2009, primarily due to higher vehicle investments for rental and full service lease.
     During the fourth quarter the Company completed a previously announced $100 million share repurchase program. The Company continues to have an ongoing two million share anti-dilutive repurchase program which is used to offset compensation and benefit-related stock issuances. In the fourth quarter, the Company repurchased and retired approximately 710,000 shares at an aggregate cost of $31.2 million. From inception through 2010, a total of 3.0 million shares have been repurchased under these programs at an aggregate cost of $123.2 million.
Leverage
     Balance sheet debt as of December 31, 2010 increased by $249.3 million compared with year-end 2009, due primarily to higher vehicle capital spending, as well as acquisitions and share repurchases. The leverage ratio for balance sheet debt as of December 31, 2010 was 196%, compared with 175% at year-end 2009. Total obligations to equity as of December 31, 2010 were 203%, up from 183% at year end 2009, below Ryder’s long-term target range of 250% to 300%.
Discontinued Operations
     In 2009, the Company discontinued SCS operations in South America and Europe. Accordingly, results of these operations are reported as discontinued operations for all periods presented. Pre-tax losses from discontinued operations totaled $5.3 million ($4.3 million after tax or $0.08 per diluted share) for the three months ended December 31, 2010, compared with a loss of $15.2 million ($15.4 million after tax or $0.28 per diluted share) in the year-earlier period. Results of discontinued operations for 2010 included a loss on a leased facility, which Ryder no longer operates, and losses related to adverse legal developments. Results of discontinued operations for the fourth quarter of 2009 included accumulated foreign currency translation losses associated with the liquidation of investments in certain discontinued operations.

2011 Earnings Forecast
     Ryder forecasts full-year 2011 comparable earnings to be in the range of $2.80 to $2.90 per diluted share. This represents an increase of 26% to 31% over Ryder’s comparable full-year 2010 earnings from continuing operations of $2.22 per diluted share. The Company also is establishing a first quarter 2011 earnings forecast of $0.40 to $0.44 per diluted share. Total revenue for the full-year 2011 is forecast to be $5.73 billion, up 12% from $5.14 billion in 2010. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the full-year 2011 is forecast to be $4.63 billion, up 11% from $4.16 billion in 2010.
     “We took a big step forward in 2010 with performance that was substantially better than our 2009 results,” said Mr. Swienton. “Although we have not yet experienced a return to growth in every product line, we completed an extremely good year of progress with revenue growth in all segments and higher overall earnings. For 2011, we expect the continuation of many of the same positive trends we saw in 2010. We are forecasting a double digit increase in both revenue and earnings resulting from our previously announced acquisitions and organic growth. In Fleet Management Solutions, we expect continuing strong demand and pricing in both commercial rental and used vehicle sales. Additionally, we plan to expand our commercial rental fleet during the year, as appropriate, to accommodate higher demand. We anticipate the improvements in FMS to be partially offset by higher maintenance costs on an older full service lease fleet. In Supply Chain Solutions and Dedicated Contract Carriage, we expect strong new sales. We further expect volume improvement to occur in Supply Chain Solutions. We are making investments in our fleet, maintenance technology, and sales and marketing to increase the efficiency and competitiveness of our offerings and position us for accelerated growth. In 2011, even in a gradual recovery with the lingering effects of a deep freight recession still apparent, we plan to accelerate revenue growth and deliver very solid results. Over the longer term, we expect that the substantial pent-up demand for lease fleets, due to a range of factors including new, more expensive EPA-mandated engine technologies, will result in future contractual revenue and earnings growth.”
About Ryder
Ryder System, Inc. is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones

Transportation Average and the Standard & Poor’s 500 Index. The Company’s financial performance is reported in the following three, inter-related business segments:
•	Fleet Management Solutions — The FMS business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, financing, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.

•	Supply Chain Solutions — The SCS business segment offers a broad range of innovative logistics management services that are designed to optimize a customer’s supply chain and address key customer business requirements. These solutions involve strategically designed processes that direct the movement of materials and related information from the acquisition of raw materials to the delivery of finished products to the end user.

•	Dedicated Contract Carriage — The DCC business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistics engineering support.
In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
Inbound Logistics magazine has recognized Ryder as the top third party logistics provider, and Security magazine has named Ryder the number-one company for security practices in the transportation, logistics, supply chain, and warehousing sector. Ryder is a proud member of the American Red Cross Annual Disaster Giving Program, supporting national and local disaster preparedness and response efforts. For more information on Ryder System, Inc., visit www.ryder.com.
###
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, a slowdown of the economic recovery and additional deterioration in freight demand, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, uncertainty or decline in economic and market conditions affecting contractual lease demand, decreases in market demand in the commercial rental market and the sale of used vehicles, competition from other service providers, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, inability to achieve planned synergies and customer retention levels from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, driver shortages and increasing driver costs, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, a decline in pension plan returns, changes in obligations relating to multi-employers plans, sudden or unusual changes in fuel prices, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations and adverse impacts of recently enacted regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Thursday, February 3, 2011, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Art Garcia.
⇒	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG2414053 and Passcode: RYDER.

⇒	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-873-9507 (outside U.S. dial 1-402-220-5313), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended December 31, 2010 and 2009
(In millions, except per share amounts)

	Three Months		Year Ended
	2010	2009	2010	2009
Revenue	$1,313.4	1,247.0	$5,136.4	4,887.3

Operating expense (exclusive of items shown separately)	628.3	576.4	2,441.9	2,229.5
Salaries and employee-related costs	326.0	315.1	1,255.7	1,233.2
Subcontracted transportation	69.4	60.3	261.3	198.9
Depreciation expense	206.1	215.8	833.8	881.2
Gains on vehicle sales, net	(10.7)	(3.2)	(28.7)	(12.3)
Equipment rental	13.7	17.3	63.2	65.8
Interest expense	33.6	33.9	130.0	144.3
Miscellaneous income, net	(2.6)	(0.5)	(7.1)	(3.7)
Restructuring and other charges, net	—	0.1	—	6.4

	1,263.8	1,215.2	4,950.1	4,743.5

Earnings from continuing operations before income taxes	49.6	31.8	186.3	143.8
Provision for income taxes	(8.1)	(8.1)	(61.7)	(53.7)

Earnings from continuing operations	41.5	23.7	124.6	90.1
Loss from discontinued operations, net of tax	(4.3)	(15.4)	(6.4)	(28.2)

Net earnings	$37.1	8.2	$118.2	61.9

Earnings (loss) per common share — Diluted
Continuing operations	$0.80	0.43	$2.37	1.62
Discontinued operations	(0.08)	(0.28)	(0.12)	(0.51)

Net earnings	$0.72	0.15	$2.25	1.11

Weighted-average shares outstanding — Diluted	51.0	54.2	51.9	55.1

Memo:
Comparable earnings per share from continuing operations:

EPS from continuing operations	$0.80	0.43	$2.37	1.62
International asset (gain on sale)/impairment	(0.02)	0.05	(0.02)	0.12
Tax benefits	(0.21)	—	(0.21)	(0.04)
Tax law changes	—	(0.07)	—	(0.07)
Acquisition costs	0.08	—	0.08	—
Restructuring and other charges	—	—	—	0.07

Comparable EPS from continuing operations	$0.65	0.41	$2.22	1.70

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
(Dollars in millions)

	December 31,	December 31,
	2010	2009
Assets:

Cash and cash equivalents	$213.1	98.5
Other current assets	810.2	781.8
Revenue earning equipment, net	4,201.2	4,178.7
Operating property and equipment, net	606.8	543.9
Other assets	821.0	656.9

	$6,652.4	6,259.8

Liabilities and shareholders’ equity:

Short-term debt and current portion of long-term debt	$420.1	232.6
Other current liabilities	711.4	617.7
Long-term debt	2,326.9	2,265.1
Other non-current liabilities (including deferred income taxes)	1,789.7	1,717.5
Shareholders’ equity	1,404.3	1,427.0

	$6,652.4	6,259.8

SELECTED KEY RATIOS AND METRICS

	December 31,	December 31,
	2010	2009
Debt to equity	196%	175%
Total obligations to equity *	203%	183%
Effective interest rate (average cost of debt)	5.2%	5.4%

	Year ended December 31,
	2010	2009
Cash provided by operating activities from continuing operations	$1,028.0	985.0
Free cash flow*	257.6	614.1
Capital expenditures paid	1,070.1	652.0

Capital expenditures (accrual basis)	1,087.7	611.4
Less proceeds from sales (primarily revenue earning equipment)	(234.7)	(215.6)

Net capital expenditures	853.0	395.8

	Twelve months ended December 31,
	2010	2009
Return on average shareholders’ equity	8.4%	4.4%
Return on average assets	1.9%	1.0%
Adjusted average return on capital *	4.8%	4.1%

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended December 31, 2010 and 2009
(Dollars in millions)

	Three Months			Year Ended
	2010	2009	B(W)	2010	2009	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$485.0	493.4	(2)%	$1,934.3	1,989.7	(3)%
Contract maintenance	39.0	41.1	(5)%	158.8	167.2	(5)%

Contractual revenue	524.0	534.6	(2)%	2,093.1	2,156.9	(3)%
Contract-related maintenance	39.6	37.4	6%	160.9	163.3	(1)%
Commercial rental	145.5	111.0	31%	525.1	431.1	22%
Other	17.1	16.5	4%	67.4	66.5	1%
Fuel	221.8	200.8	10%	865.6	750.1	15%

Total Fleet Management Solutions	948.1	900.2	5%	3,712.2	3,567.8	4%
Supply Chain Solutions	325.1	302.1	8%	1,252.3	1,139.9	10%
Dedicated Contract Carriage	121.8	119.3	2%	482.6	471.0	2%
Eliminations	(81.6)	(74.6)	(9)%	(310.6)	(291.4)	(7)%

Total revenue	$1,313.4	1,247.0	5%	$5,136.4	4,887.3	5%

Operating Revenue: *
Fleet Management Solutions	$726.3	699.5	4%	$2,846.5	2,817.7	1%
Supply Chain Solutions	258.3	247.6	4%	1,005.0	955.4	5%
Dedicated Contract Carriage	119.3	113.4	5%	468.5	456.6	3%
Eliminations	(41.9)	(40.7)	(3)%	(161.8)	(167.2)	3%

Total operating revenue	$1,061.9	1,019.8	4%	$4,158.2	4,062.5	2%

Business segment earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$49.5	31.9	55%	$172.2	140.4	23%
Supply Chain Solutions	12.3	11.7	5%	47.1	35.7	32%
Dedicated Contract Carriage	6.5	6.9	(6)%	31.0	37.6	(18)%
Eliminations	(4.8)	(4.9)	2%	(19.3)	(21.1)	8%

	63.6	45.7	39%	231.0	192.7	20%
Unallocated Central Support Services	(10.8)	(11.3)	4%	(41.5)	(35.8)	(16)%

Earnings from continuing operations before restructuring, other items and income taxes	52.8	34.5	53%	189.5	156.9	21%
Restructuring and other charges, net and other items	(3.2)	(2.7)	(18)%	(3.2)	(13.1)	76%

Earnings from continuing operations before income taxes	49.6	31.8	56%	186.3	143.8	30%
Provision for income taxes	(8.1)	(8.1)	—	(61.7)	(53.7)	(15)%

Earnings from continuing operations	$41.5	23.7	75%	$124.6	90.1	38%

*	Non-GAAP financial measure

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended December 31, 2010 and 2009
(Dollars in millions)

	Three Months			Year Ended
	2010	2009	B(W)	2010	2009	B(W)
Fleet Management Solutions

Total revenue	$948.1	900.2	5%	$3,712.2	3,567.8	4%
Fuel revenue	(221.8)	(200.8)	10%	(865.6)	(750.1)	15%

Operating revenue *	$726.3	699.5	4%	$2,846.5	2,817.7	1%

Segment earnings before income taxes	$49.5	31.9	55%	$172.2	140.4	23%

Earnings before income taxes as % of total revenue	5.2%	3.5%		4.6%	3.9%

Earnings before income taxes as % of operating revenue *	6.8%	4.6%		6.0%	5.0%

Supply Chain Solutions

Total revenue	$325.1	302.1	8%	$1,252.3	1,139.9	10%
Subcontracted transportation	(66.8)	(54.5)	23%	(247.3)	(184.5)	34%

Operating revenue *	$258.3	247.6	4%	$1,005.0	955.4	5%

Segment earnings before income taxes	$12.3	11.7	5%	$47.1	35.7	32%

Earnings before income taxes as % of total revenue	3.8%	3.9%		3.8%	3.1%

Earnings before income taxes as % of operating revenue *	4.8%	4.7%		4.7%	3.7%

Memo: Fuel costs	$21.0	18.4	(14)%	$78.8	64.9	(21)%

Dedicated Contract Carriage

Total revenue	$121.8	119.3	2%	$482.6	471.0	2%
Subcontracted transportation	(2.6)	(5.8)	(56)%	(14.0)	(14.4)	(2)%

Operating revenue *	$119.3	113.4	5%	$468.5	456.6	3%

Segment earnings before income taxes	$6.5	6.9	(6)%	$31.0	37.6	(18)%

Earnings before income taxes as % of total revenue	5.3%	5.8%		6.4%	8.0%

Earnings before income taxes as % of operating revenue *	5.5%	6.1%		6.6%	8.2%

Memo: Fuel costs	$22.3	18.6	(20)%	$83.9	69.9	(20)%

*	Non-GAAP financial measure

Note:	Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended December 31,		Year ended December 31,
	2010	2009	2010	2009
Full service lease
Average fleet count	111,200	116,000	112,500	118,800
End of period fleet count	111,100	115,100	111,100	115,100
Miles/unit per day change — % (a)	4.3%	(2.0)%	3.1%	(6.4)%

Commercial rental
Average fleet count	30,400	27,800	29,800	29,400
End of period fleet count	29,700	27,400	29,700	27,400
Rental utilization — power units	77.9%	72.4%	76.1%	68.0%
Rental rate change — % (b)	9.5%	(4.0)%	6.1%	(5.1)%

Used vehicle sales (UVS)
Average UVS inventory	4,900	7,300	5,800	8,400
End of period inventory count	5,200	6,900	5,200	6,900
Used vehicles sold	4,000	5,200	17,700	20,500
UVS pricing change — % (c)
Tractors	39%	(16)%	17%	(18)%
Trucks	56%	(17)%	35%	(21)%

(a)	Represents the percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.

(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.

(c)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(Dollars in millions)
OPERATING REVENUE RECONCILIATION

	Three months ended December 30,		Year ended December 31,
	2010	2009	2010	2009
Total revenue	$1,313.4	1,247.0	$5,136.4	4,887.3
Fuel services and subcontracted transportation revenue	(291.2)	(261.1)	(1,126.9)	(949.0)
Fuel eliminations	39.7	33.9	148.8	124.2

Operating revenue *	$1,061.9	1,019.8	$4,158.2	4,062.5

DEBT TO EQUITY RECONCILIATION

	December 31,		December 31,
	2010	% to Equity	2009	% to Equity
On-balance sheet debt	$2,747.0	196%	$2,497.7	175%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	99.8		118.8

Total obligations *	$2,846.8	203%	2,616.5	183%

CASH FLOW RECONCILIATION

	Year ended December 31,
	2010	2009
Net cash provided by operating activities from continuing operations	$1,028.0	985.0
Proceeds from sales (primarily revenue earning equipment)	234.7	215.6
Collections on direct finance leases	61.8	65.2
Other, net	3.2	0.2

Total cash generated *	1,327.7	1,266.0
Capital expenditures paid	(1,070.1)	(652.0)

Free cash flow *	$257.6	614.1

RETURN ON CAPITAL RECONCILIATION

	Year ended December 31,
	2010	2009
Net earnings (12-month rolling period)	$118.2	61.9
+ Restructuring and other items	6.2	29.9
+ Income taxes	60.6	53.7

Adjusted earnings before income taxes	185.0	145.6
+ Adjusted interest expense (b)	132.8	150.0
- Adjusted income taxes	(123.4)	(121.8)

= Adjusted net earnings for ROC (numerator)	$194.4	173.8

Average total debt	$2,512.0	2,691.6
Average off-balance sheet debt	114.2	141.6
Average shareholders’ equity	1,401.7	1,395.6
Adjustment to equity (c)	2.1	15.6

Adjusted average total capital (denominator)	$4,030.0	4,244.5

Adjusted average ROC *	4.8%	4.1%

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Represents comparable earnings items for those periods.

*	Non-GAAP financial measure

Note:	Amounts may not be additive due to rounding.

Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)

	Three Months			Year Ended
	2010			2010
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Revenue	$1,313.4	—	1,313.4	$5,136.4	—	5,136.4

Operating expense (a)	628.3	(4.1)	624.2	2,441.9	(4.1)	2,437.8
Salaries and employee-related costs	326.0		326.0	1,255.7		1,255.7
Subcontracted transportation	69.4		69.4	261.3		261.3
Depreciation expense	206.1		206.1	833.8		833.8
Gains on vehicle sales, net	(10.7)		(10.7)	(28.7)		(28.7)
Equipment rental	13.7		13.7	63.2		63.2
Interest expense	33.6		33.6	130.0		130.0
Miscellaneous income, net (b)	(2.6)	0.9	(1.7)	(7.1)	0.9	(6.2)
Restructuring and other (recoveries) charges, net	—		—	—		—

	1,263.8	(3.2)	1,260.6	4,950.1	(3.2)	4,946.9

Earnings from continuing operations before income taxes	49.6	3.2	52.8	186.3	3.2	189.5
Provision for income taxes (c)	(8.1)	(10.8)	(18.9)	(61.7)	(10.8)	(72.5)

Earnings from continuing operations	$41.5	(7.6)	33.8	$124.6	(7.6)	117.0

Tax rate on continuing operations	16.4%		35.9%	33.1%		38.3%

Earnings per common share —
Diluted:

Continuing operations	$0.80	(0.15)	$0.65	$2.37	(0.15)	$2.22

	Three Months			Year Ended
	2009			2009
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Revenue	$1,247.0	—	1,247.0	$4,887.3	—	4,887.3

Operating expense	576.4		576.4	2,229.5		2,229.5
Salaries and employee-related costs	315.1		315.1	1,233.2		1,233.2
Subcontracted transportation	60.3		60.3	198.9		198.9
Depreciation expense (d)	215.8	(2.4)	213.4	881.2	(6.7)	874.5
Gains on vehicle sales, net	(3.2)		(3.2)	(12.3)		(12.3)
Equipment rental	17.3		17.3	65.8		65.8
Interest expense	33.9		33.9	144.3		144.3
Miscellaneous income, net	(0.5)		(0.5)	(3.7)		(3.7)
Restructuring and other (recoveries) charges, net (e)	0.1	(0.3)	(0.2)	6.4	(6.4)	—

	1,215.2	(2.7)	1,212.5	4,743.5	(13.1)	4,730.4

Earnings from continuing operations before income taxes	31.8	2.7	34.5	143.8	13.1	156.9
Provision for income taxes (c)	(8.1)	(4.2)	(12.3)	(53.7)	(8.5)	(62.2)

Earnings from continuing operations	$23.7	(1.5)	22.2	$90.1	4.6	94.6

Tax rate on continuing operations	25.6%		35.5%	37.3%		39.7%

Earnings per common share — Diluted:

Continuing operations	$0.43	(0.02)	$0.41	$1.62	0.08	$1.70

Notes regarding adjustments:

(a)	Acquisition costs

(b)	Gain on sale of building

(c)	Tax benefits related to settlements, reversal of tax reserves, tax law changes, and restructuring and other items

(d)	International asset impairment

(e)	Restructuring charges for early debt retirement costs and workforce reductions
Note: Amounts may not be additive due to rounding.